Employment Agreement between
                           John Wall ("Executive") and
                            IGI, Inc. ("Corporation")

1. Position: Executive is to serve as Senior Vice President and Chief Financial Officer of the Corporation.

2. Term: The Initial term of this agreement is one year, commencing June 1, 1998, (the "effective date") and continuing through May 30, 1999 and, unless either party gives written notice to the other on or before ninety days before the end of the term, the term will be extended automatically from year to year.

3. Base Salary: Executive's Initial base salary will be $150,000 per year, plus $20,000 deferred salary due upon the successful completion of one year of service.

     Group/Executive Benefits: Executive and his family may participate on terms no less favorable to Executive than the terms provided to other senior vice president executives of the Corporation, (with all waiting periods waived) in any group and/or executive life, hospitalization or disability insurance plan, health program, 401(k) and similar benefit plans (qualified, non-qualified and supplemental) or other fringe benefits of the Corporation, including not more than four weeks of vacation annually, and a monthly vehicle allowance.

     The company will pay all healthcare premiums for the Executive and his immediate family.

4.   Equity Based Incentive Compensation:

     Executive is to receive as of the Effective Date, a grant of a ten-year option to purchase 50,000 shares of the Corporation, 25,000 of which shall vest on the date which is six months after the Effective Date; and, 25,000 of which shall vest on the first anniversary of the Effective Date. Other performance based compensation is to be determined by the Compensation Committee of the Board.

5. Automobile Allowance: Executive shall receive an automobile allowance in the amount of $600.00 per month.

6. Change of Control: A "Change of Control" will be deemed to have occurred if:

     (a) Any "person" (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding for this purpose the Corporation or any subsidiary of the Corporation, or any employee benefit plan of the Corporation or any subsidiary of the Corporation, or any person or entity organized, appointed or established by the Corporation for or pursuant to the terms of such plan which acquires beneficial ownership of voting securities of the Corporation, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Corporation representing thirty-five percent (35%) or more of the combined voting power of the Corporation's then outstanding securities; provided, however, that no Change of Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Corporation; and provided further that no Change of Control will be deemed to have occurred if a person inadvertently acquires an ownership interest of 35% or more but then promptly reduces that ownership interest below 35%;

     (b) During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such two-year period constitute the Board of Directors of the Corporation and no new director(s) (except for a director designated by a person who has entered into an agreement with the Corporation

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          to effect a transaction described elsewhere in this paragraph 8) whose election by the Board or nomination for election by the Corporation's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved, cease for any reason to constitute at least a majority thereof; or

     (c) The shareholders of the Corporation approve a plan of complete liquidation of the Corporation, an agreement for the sale of disposition of the Corporation or all or substantially all of the Corporation's assets, or a plan of merger or consolidation of the Corporation with any other corporation, except for a merger or consolidation in which the security owners of the Corporation immediately prior to the merger or consolidation continue to own at least sixty-five percent (65%) of the voting securities of the new (or continued) entity immediately after such merger or consolidation.

7.   Benefits Upon Termination of Employment:

     (a) If Executive's employment is terminated by death, disability, discharge by the Corporation for Cause, or resignation, Executive will be entitled to receive his base salary through the date of termination, any bonus or incentive or deferred compensation accrued as of the date of termination, and all other benefits which have accrued as of the date of termination.

     (b) If Executive's employment is terminated by death or disability, Executive will be entitled to receive, in addition to the compensation and benefits described in paragraph (a), above, the following benefits:

          (i) Immediate full vesting of all of Executive's otherwise unvested options to purchase shares of the Corporation, which options will be exercisable for a period of at least 2 years after the date of termination of employment, and

          (ii) Immediate vesting of all other equity or incentive compensation awards to Executive, which are not otherwise vested.

     (c) If Executive's employment is terminated by the Corporation other than for Cause or disability, Executive will be entitled to receive, in addition to the compensation and benefits described in paragraphs (a) and (b), above, the following severance benefits:

          (i) Payment in a lump sum of an amount equal to Executive's twelve months salary as in effect prior to the termination,

          (ii) Continuation, for a period of twelve months after the date of termination , of Benefits and senior executive perquisites at least equal to those which would have been provided if Executive's employment had continued for that time, including auto allowance and

         (iii) Outplacement services, at the expense of the Corporation, from a provider reasonably selected by Executive.

10. Indemnification: To the full extent permitted by law, and the bylaws of the corporation, the Corporation will indemnify Executive (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by Executive in connection with the defense of any lawsuit or other claim to which he is made a party, except due to intentional misconduct by reason of being an officer, director or employee of the Corporation or any of its subsidiaries. The Corporation will maintain reasonable director and officer liability insurance coverage for all acts or omissions of Executive during his employment with the Corporation.

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11.  Binding of Successors: The Corporation will be required to have any successor to all or substantially all of its business and/or assets expressly assume and agree to perform Executive's employment agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

12. Completeness of Disclosure: The Corporation represents and warrants that it has disclosed to Executive, prior to entering into his employment agreement, all material facts regarding the financial condition of the Corporation and the future conduct of business by the Corporation.


/s/ Edward B. Hager                                         4/6/99
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IGI Inc.                                                      Date

/s/ John F. Wall                                            4/6/99
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Executive                                                     Date